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                                                                     EXHIBIT 11

                           PORTLAND BREWING COMPANY
                  CALCULATION OF NET INCOME (LOSS) PER SHARE

                                         QUARTER ENDED MARCH 31,
                                       --------------------------
                                          1997           1996
                                       ----------      ----------

Actual weighted average shares          2,074,943       2,069,397
outstanding

Dilutive common stock options
using the treasury stock method                --          77,839
                                       -----------     ------------

Total shares used in per share
calculations                            2,074,943       2,147,236
                                       -----------     ------------
                                       -----------     ------------

Net (loss) income                      $ (228,911)     $   23,125
                                       -----------     ------------
                                       -----------     ------------

Net (loss) income per share (1)            $(0.11)          $0.01
                                       -----------     ------------
                                       -----------     ------------

(1) Fully diluted earning per share is not materially different from primary earnings per share in the periods presented.